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                                                                      EXHIBIT 34

                                    FORM OF
                           OPTION ELECTION AGREEMENT

    THIS OPTION ELECTION AGREEMENT (this "Agreement") is entered into as of the date set forth on the last page of this Agreement, by and among [NAME] ("you") and Ekco Group, Inc., a Delaware corporation ("EKCO"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of August 5, 1999 as amended, by and among EKCO, EG Two Acquisition Co. (the "Purchaser") and CCPC Acquisition Corp. (the "Merger Agreement").

    WHEREAS, as of August 16, 1999, you hold an option or options (collectively, "Option(s)") to purchase that number of shares of common stock, par value $.01 per share, of EKCO (the "Option Shares") set forth on Schedule A hereto granted to you under either EKCO's 1987 Stock Option Plan or EKCO's 1998 Directors' Stock Option Plan (the "EKCO Plans") under written stock option agreement(s) between EKCO and you ("Option Agreement(s)");

    WHEREAS, Purchaser has agreed to purchase all the outstanding shares of common stock of EKCO through a tender offer at a purchase price of $7.00 per share of EKCO common stock, net to the seller in cash, in connection with the Merger Agreement upon the satisfaction of certain conditions set forth therein; and

    WHEREAS, if you agree to enter into this Agreement to terminate your Option(s) and the Option Agreement(s), you will receive a cash payment from Purchaser equal to the aggregate amount that you would receive if each of your Option Shares (whether or not such Options are vested) had been tendered pursuant to the terms of the Offer, less the payment of the exercise price of each Option Share and all withholding taxes attributable to such payment.

    NOW, THEREFORE, in consideration of the premises contained herein, the parties agree as follows:

    1. You hereby agree that, immediately prior to the consummation of the Offer, and subject to the consummation of the Offer, each outstanding Option shall be deemed to be fully exercisable (whether or not otherwise exercisable) and shall be cancelled as of the date thereof, in exchange for a cash payment from the Purchaser equal to the aggregate amount that you would receive if each of the Option Shares had been tendered to Purchaser pursuant to the terms of the Offer, less the payment of the exercise price of each Option Share and all withholding taxes attributable to such payment (the "Option Payment") as set forth on Schedule A attached hereto and incorporated herein by reference. The Option Payment shall be paid to you by the Purchaser as soon as practicable after the consummation of the Offer but in no event later than 10 business days after the consummation of the Offer.

    2. You hereby acknowledge that you have been advised that (i) Options for which a valid Stock Option Election Agreement has been executed and delivered to Ekco that are not already vested will become vested immediately prior to the consummation of the Offer (but subject to the purchase by Purchaser of shares of EKCO common stock pursuant to the Offer), and (ii) upon the receipt by you of the Option Payment pursuant to this Agreement, you shall have no further rights under any Options. By signing this Agreement, you are deemed to have agreed to the cancellation of your Options in exchange for receipt of the Option Payment. Pursuant to this Agreement, you shall have no further rights under such Options other than receipt of the Option Payment.

    3. If, for any reason, the Offer is not consummated, this Agreement shall be void and of no effect and your Option(s) shall remain outstanding and shall continue to vest in accordance with their terms.

    4. The right to receive the Option Payment under this Agreement may not be assigned, alienated, pledged or hypothecated, and any attempted assignment, alienation, pledge or hypothecation shall be void and of no effect.
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    5. This Agreement may be signed in one or more identical counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed this OPTION ELECTION AGREEMENT this 20th day of August, 1999.

                                EKCO GROUP, INC.

                                By:
                                     -----------------------------------------
                                     Name: J. Jay Althoff
                                     Title: Vice President and General Counsel

                                          --------------------------------------
                                          Optionee
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                                   SCHEDULE A

                               OPTIONEE:_____________

                                                                         OPTION PAYMENT
                                                                         (TOTAL PURCHASE
                                                                        PRICE - AGGREGATE
                      AGGREGATE EXERCISE PRICE   TOTAL PURCHASE PRICE   EXERCISE PRICE OF
TOTAL OPTION SHARES       OF OPTION SHARES        FOR OPTION SHARES      OPTION SHARES)
-------------------   ------------------------   --------------------   -----------------
